UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2013

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33156 (Commission File Number)	20-4623678 (I.R.S. Employer Identification No.)

350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (602) 414-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2013, First Solar, Inc. (the “Company”) and Mary Beth Gustafsson, Executive Vice President, General Counsel and Secretary, mutually agreed to end Ms. Gustafsson’s employment with the Company, effective October 1, 2013. In connection with this agreement, the Company will provide Ms. Gustafsson with (i) the severance benefits in accordance with the terms of her employment agreement, (ii) a pro-rated annual bonus for 2013 calculated in the same manner and payable at the same time as the 2013 bonus is paid to the Company’s employees, and (iii) reimbursement of certain benefits to assist with relocation and other transition expenses. In addition, Ms. Gustafsson’s employment agreement contains a mitigation clause that provides for the reduction of her severance payment by the amount of compensation earned by her from other employment in the twelve month period following employment termination. The Company and Ms. Gustafsson have entered into an Amendment to the Non-Competition and Non-Solicitation Agreement and Mitigation Clause Waiver (a copy of which is filed as Exhibit 10.1 to this from 8-K/A), whereby the Company has waived the aforementioned mitigation clause, and Ms. Gustafsson’s Non-Competition and Non-Solicitation Agreement has been amended to increase the restricted period from twelve to twenty-four months following Ms. Gustafsson’s termination of employment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amendment to the Non-Competition and Non-Solicitation Agreement and Mitigation Clause Waiver, by and between First Solar, Inc. and Mary Beth Gustafsson

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.
(Registrant)

August 5, 2013	By:	/s/ Mary Beth Gustafsson
	Name:	Mary Beth Gustafsson
	Title:	Executive Vice President, General Counsel and Secretary